NEWS RELEASE

Media Contact: Erick R. Gustafson Marsh & McLennan Companies +1 202 263 7788 erick.gustafson@mmc.com	Investor Contact: Dan Farrell Marsh & McLennan Companies +1 212 345 3713 daniel.farrell@mmc.com
MARSH & McLENNAN NAMES NEW MERCER CEO AND MMC VICE CHAIRMAN
Martine Ferland appointed to lead Mercer
Julio A. Portalatin to serve as MMC Vice Chairman
NEW YORK, January 16, 2019 – Marsh & McLennan Companies (NYSE: MMC), the world's leading expert in risk, strategy and people, today announced key leadership changes to further its growth strategy. Martine Ferland has been appointed to the role of President and Chief Executive Officer of Mercer effective March 1, 2019. Mercer is the global consulting leader advancing the health, wealth and careers of more than 115 million people around the world. In her new role, Ms. Ferland will report to Marsh & McLennan's President and CEO, Dan Glaser, and join the company's Executive Committee.
Dan Glaser commented, "Martine is a talented executive who possesses broad global experience and a proven record of success. Her deep understanding of our business and clients, and more than 30 years of experience across the health, wealth and career spectrum, has uniquely prepared her for the challenge." Ms. Ferland joined Mercer in 2011 as Retirement Business Leader for Europe and Pacific Region. She then served as Europe and Pacific Region President and Co-President, Global Health, before being named Mercer Group President.
Julio A. Portalatin, who served with distinction as Mercer's President and CEO for seven years, will become a Vice Chairman of Marsh & McLennan Companies. In this new role, he will continue to report to Mr. Glaser.
Mr. Glaser described Mr. Portalatin's time leading Mercer, "Julio energized Mercer colleagues and brought our mission and values to life through the work we do. He oversaw a major repositioning of the business that resulted in Mercer's operating income nearly doubling and assets under delegated management increasing fivefold. Julio's legacy with Mercer is one of focused execution, impressive financial performance, and colleague development. I'm pleased the company will continue to benefit from his advice and counsel.

About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world's leading professional services firm in the areas of risk, strategy and people. The company's approximately 65,000 colleagues advise clients in over 130 countries. With annual revenue over $14 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

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